Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
Raindance Communications, Inc.:

We consent to incorporation by reference in the registration statements on Forms S-8 (Nos. 333-44348 and 333-82266) and Form S-3 (No. 333-88734) of Raindance Communications, Inc. of our report dated February 7, 2003, relating to the consolidated balance sheets of Raindance Communications, Inc. and subsidiary as of December 31, 2001 and 2002, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 Annual Report on Form 10-K of Raindance Communications, Inc.

KPMG LLP

Boulder, Colorado
March 26, 2003